PITNEY, HARDIN, KIPP & SZUCH
                                200 Campus Drive
                         Florham Park, New Jersey 07932

                                Mailing Address

                                 P.O. Box 1945
                        Morrisown, New Jersey 07962-1945


                                                              August 9, 1999


Hudson United Bancorp.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn: Kenneth T. Neilson, Chairman, President and
         Chief Executive Officer

JeffBanks, Inc.
1845 Walnut Street
Philadelphia, Pennsylvania 19109
Attn: Betsy Z. Cohen, Chairman
and Chief Executive Officer

                  Re:      Merger of Hudson United Bancorp. and JeffBanks, Inc.

Gentlemen:

                  We have represented Hudson United Bancorp. ("HUB"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank (the "Bank"), a New Jersey chartered commercial bank which is a wholly owned subsidiary of HUB in connection with the proposed merger of JeffBanks, Inc. ("JBI"), a Pennsylvania corporation which is a registered bank holding company, into HUB (the "Merger"). The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of June 28, 1999 (the "Merger Agreement") by and among HUB, the Bank, JBI, Jefferson Bank, a Pennsylvania bank and wholly-owned subsidiary of JBI ("JBPA") and Jefferson Bank of New Jersey, a New Jersey bank and wholly-owned subsidiary of JBI ("JBNJ") (JBPA and JBNJ collectively the "Jefferson Banks.")

                   Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement-Prospectus pertaining to the Merger.

                  We have assumed, with your consent, that:

                  (a) the Merger will be effected in accordance with the Merger Agreement, and

                  (b)  the   representations   contained   in  the   letters  of
representation from HUB and JBI dated August 6, 1999 will be true at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law that:

                  1. The Merger will be treated for federal income tax purposes as a "reorganization" qualifying under Section 368. (All "Section" references are to the Internal Revenue Code of 1986, as amended unless otherwise noted.)

                  2. No gain or loss will be recognized by HUB or JBI in connection with the Merger. Sections 361(a) and 1032.

                  3. JBI shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the Merger of shares of JBI Common Stock solely for HUB Common Stock. Section 354(a).

                  4. JBI shareholders receiving cash in lieu of fractional shares of HUB Common Stock will be treated as if such fractional shares had been received from HUB and then subsequently redeemed by HUB. The cash received by the JBI shareholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed. Section 302(a). Accordingly, such shareholders should, in general, recognize capital gain or loss in an amount equal to the difference between the amount of such cash received and the portion of the adjusted tax basis in the HUB Common Stock allocable to the fractional share interest.

                  5. The basis of any HUB Common Stock received by a shareholder of JBI in connection with the Merger (including the basis of any fractional share interest in HUB Common Stock) will be the same as the basis of the shares of JBI common stock surrendered in the exchange, reduced by the amount of any cash received, if any, in the exchange, in lieu of fractional shares, and increased by the amount of gain recognized, if any, in the exchange (whether characterized as dividend or capital gain income). Section 358(a).

                  6. The holding period of the HUB Common Stock received by the shareholders of JBI in connection with the Merger will include the period during which their JBI Common Stock converted in the Merger was held, provided such stock was held as a capital asset on the date of the Merger. Section 1223(l).

                  The opinions expressed herein are delivered to you solely in connection with and for the purposes of the transactions contemplated by the Merger Agreement, and are not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor are they to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement on Form S-4 of which the Proxy Statement is a part, and to the reference to our firm under the heading "Federal Income Tax Consequences" contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.



                                       Very truly yours,



                                       PITNEY, HARDIN, KIPP & SZUCH